Exhibit 99.1

CONTACT:
Media Relations	Investor Relations
Karen Clyne	Jenifer Kirtland
408-894-5958	408-324-7056
karen_clyne@maxtor.com	jenifer_kirtland@maxtor.com
MAXTOR REPORTS FIRST QUARTER FINANCIAL RESULTS
MILPITAS, CA, April 26, 2006 — Maxtor Corporation (NYSE: MXO) today announced its financial results for the first quarter ended April 1, 2006. Revenue for the first quarter was $881.0 million. The Company reported a net loss of $102.1 million, or $(0.40) per share. Revenue in the first quarter of 2005 totaled $1,069.6 million. The Company reported a net loss of $20.2 million, or $(0.08) per share, for the first quarter of 2005.
     “As we announced in our update on April 4th, our first quarter financial results reflect a number of factors related to our pending acquisition by Seagate Technology,” said Dr. C.S. Park, chairman and chief executive officer of Maxtor. “We did not achieve the unit volume growth of our desktop drives that we expected during the quarter, reflecting customer concerns related to the possible impact of the pending acquisition. We also experienced marginal merger-related desktop market share losses. The reduced volume put additional pressure on our cost structure and further constrained our ability to compete, especially in the lower-priced, lower-capacity desktop drive market. In addition, we were unable to realize expected component cost improvements in the first quarter, due to the uncertainty around future product plans relative to the pending Seagate merger transaction.”
     Drive shipments totaled 12.1 million in the first quarter of 2006 compared with 13.6 million in the fourth quarter of 2005. The Company shipped 973,000 SCSI drives in the first quarter of 2006. Drives sold to consumer electronics customers totaled 1.2 million in the 2006 first quarter.
     The average selling price increased to $73 in the first quarter of 2006 compared with $71 in the fourth quarter of 2005, reflecting an improved product mix. The lower production volume, along with component pricing pressures, resulted in a gross profit margin of 2.5% in the first quarter of 2006 compared with 9.3% in the fourth quarter of 2005.
About Maxtor
Maxtor Corporation (www.maxtor.com) is one of the world’s leading suppliers of information storage solutions. The Company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.
Important Additional Information
On December 21, 2005, Maxtor announced that it had entered into a definitive agreement with Seagate Technology which provides for Seagate to acquire Maxtor in a merger transaction. In connection with the proposed transaction, Seagate filed a Registration Statement on Form S-4 with the SEC on March 14, 2006 containing a preliminary Joint Proxy Statement/Prospectus (SEC File No. 333-132420). This registration statement was declared effective by the SEC on April 14, 2006. On or about April 18, 2006, the definitive Joint Proxy Statement/Prospectus was mailed to the stockholders of Seagate and Maxtor. Each of Seagate and Maxtor has filed, and will continue to file, with the SEC other documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders can obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Seagate and Maxtor through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders are able to obtain free copies of the Registration Statement and the definitive Joint Proxy Statement/Prospectus and other documents filed with the SEC from Seagate by directing a request to Seagate Technology, 920 Disc Drive, P.O. Box 66360, Scotts Valley, California 95067, Attention: Investor Relations (telephone: (831) 439-5337) or going to Seagate’s corporate website at www.Seagate.com; or from Maxtor by directing a request to Maxtor Corporation, 500

McCarthy Boulevard, Milpitas, California 95035, Attention: VP of Investor Relations (telephone: 408-894-5000) or going to Maxtor’s corporate website at www.Maxtor.com.
Seagate and Maxtor, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Seagate’s directors and executive officers is contained in Seagate’s Annual Report on Form 10-K for the fiscal year ended July 1, 2005 and its proxy statement dated October 7, 2005, which were filed with the SEC. Information regarding Maxtor’s directors and executive officers is contained in Maxtor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its proxy statement dated April 14, 2006.

MAXTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended
	April 1,	April 2,
	2006	2005

Net revenues	$881,018	$1,069,601
Cost of revenues	858,807	953,197

Gross profit	22,211	116,404

Operating expenses:
Research and development	76,046	78,551
Selling, general and administrative	34,547	37,302
Merger-related expense	12,192
Restructuring charge	(4,863)	13,854
Amortization of intangible assets	217	217

Total operating expenses	118,139	129,924

Loss from operations	(95,928)	(13,520)

Interest expense	(6,879)	(8,401)
Interest income	4,290	2,356
Write-off of unamortized debt issuance costs	(7,419)	—
Other gain (loss)	4,213	(268)

Loss before income taxes	(101,723)	(19,833)
Provision for income taxes	424	328

Net loss	$(102,147)	$(20,161)

Net loss per share — basic and diluted	$(0.40)	$(0.08)

Shares used in basic and diluted per share calculation	258,020,987	251,595,181

MAXTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 1,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$451,350	$497,509
Marketable securities	42,809	67,722
Restricted cash	16,261	16,055
Accounts receivable, net	349,427	417,981
Inventories	279,547	240,462
Prepaid expenses and other	25,280	89,813

Total current assets	1,164,674	1,329,542

Property, plant and equipment, net	347,563	335,336
Goodwill and other intangible assets, net	489,845	490,062
Other assets	66,474	22,832

Total assets	$2,068,556	$2,177,772

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings, including current portion of long-term debt	$331,648	$5,868
Accounts payable	660,782	677,288
Accrued and other liabilities	308,716	300,758

Total current liabilities	1,301,146	983,914

Long-term debt, net of current portion	245,739	575,773
Other liabilities	51,889	65,113

Total liabilities	1,598,774	1,624,800
Total stockholders’ equity	469,782	552,972

Total liabilities and stockholders’ equity	$2,068,556	$2,177,772